Investor Contact:                                 Enrique Mayor-Mora
877-784-7167

News Media Contact:                          Cori Rice
786-553-1542

DENNY’S CORPORATION ANNOUNCES EMPLOYEE CHANGES

SPARTANBURG, S.C., December 18, 2009 Denny’s Corporation (NASDAQ: DENN) today announced that the Company has made several management changes.

Nelson Marchioli, President and Chief Executive Officer of Denny’s stated, “While we have been making a number of meaningful improvements to our business including enhancing our profitability, reducing our debt and opening new stores, our comp store sales have been a challenge. As the external operating environment remains difficult and the industry increasingly competitive, it is necessary to ensure we have the leadership that can drive sales and the brand forward as it progresses in its transition to a primarily franchise-focused business model.”

Two officers announced their resignations, Mark Chmiel, Executive Vice President and Chief Marketing and Innovation Officer and Janis Emplit, Executive Vice President and Chief Operating Officer. Both resignations are effective prior to year end. Denny’s has launched a national executive search to fill the positions, both internal and external candidates will be considered. In the interim Chmiel’s and Emplit’s responsibilities will be allocated amongst the marketing and operations teams, respectively.

About the Company

Denny’s is one of America’s largest full-service family restaurant chains, consisting of 256 company-owned units and 1,289 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s website at www.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (and in the Company’s subsequent quarterly reports on Form 10-Q).